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SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

ADVANCED MATERIALS GROUP, INC. (Name of Registrant As Specified In Its Charter)
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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ADVANCED MATERIALS GROUP, INC.
20211 S. Susana Road
Rancho Dominguez, CA 90221

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

        Our board of directors is furnishing this information statement to the holders of record of the issued and outstanding shares of our common stock, $.001 par value, as of the close of business on April 28, 2003 (the "record date"), in connection with our proposed sale of our Ireland subsidiary, Advanced Materials Limited (the "Action"). Our board of directors unanimously approved a letter of intent relating to the Action by written consent effective as of June 13, 2003.

        Chapter 78 of the Nevada Revised Statutes ("Nevada Code") requires us to obtain stockholder approval of the Action. We have one class of capital stock outstanding, common stock. Only holders of record of our common stock at the close of business on the record date are entitled to approve and adopt the Action. As of the record date, 8,671,272 shares of our common stock were issued and outstanding. Each share of our common stock issued and outstanding on the record date is entitled to one vote with regard to the approval and adoption of the Action. There are no dissenters' rights of appraisal with respect to the Action.

        Under the Nevada Code, our stockholders may approve the Action without a meeting, without prior notice and without a vote if, before or after the Action, a written consent to the Action is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted (here, a majority of the outstanding shares of common stock). The holders of a majority of the shares of our common stock outstanding as of the record date, who include directors, affiliates of directors and major stockholders with whom we routinely share information on a confidential basis (a total of nine stockholders and their affiliates), approved the Action by written consent dated effective as of June 16, 2003. Accordingly, your consent is not required and is not being solicited in connection with the Action.

        We will pay the expenses of furnishing this information statement, including the cost of preparing, assembling and mailing this information statement. We anticipate that this information statement will be sent or given on or about June 30, 2003 to the holders of our common stock as of the record date, and that the Action will be consummated no earlier than the twentieth day after this information statement is sent or given to those holders of our common stock.

SUMMARY SHEET

        The following is a brief summary of the material terms of the Action. More detailed information is contained in the portions of this information statement cross-referenced below. You should carefully read this information statement and the other documents referred to in this information statement in their entirety for a more complete understanding of the terms and significance of the Action.

Key Parties to the Action
Advanced Materials Group, Inc.
We are a Nevada corporation. Our common stock, $.001 par value, is traded on the OTC Bulletin Board under the symbol "ADMG." See "Information About the Key Parties to the Action—About Us" at page 5 for a description of our business.
Advanced Materials Limited
Advanced Materials Limited ("AML-Ireland") is one of our wholly-owned subsidiaries and is based in Ireland. See "Information About the Key Parties to the Action—About AML-Ireland" at page 13 for a description of AML-Ireland.
Tom Lane Investment Group
Tom Lane Investment Group ("TLIG") is a group of investors headed Tom Lane, one of our executive officers, to acquire AML-Ireland. See "Information About the Key Parties to the Action—About Tom Lane Investment Group" at page 14 for a description of TLIG.
Key Terms of the Action
Basic Terms
We intend to sell all of the outstanding shares of capital stock of AML-Ireland to TLIG, its nominee, or any company newly incorporated for this purpose, in consideration for our receipt at the closing of the Action of $1,100,121 in cash, forgiveness of an $813,083 loan that we owe to AML-Ireland, and forgiveness of an estimated $1,311,616 in trade payables that we owe to AML-Ireland. See "Information About Key Terms of the Action—Basic Terms" at page 14 for further details and for a description of possible adjustments to these amounts.
Estimated Closing Date
We anticipate that the Action will be consummated on or about July 16, 2003. However, in no event will the Action be consummated earlier than the twentieth day after this information statement is sent or given to those persons or entities that held our common stock as of the record date.
Key Reasons for and Anticipated Impacts of the Action
Key Reasons for the Action
The sale of AML-Ireland will allow us to obtain cash needed to build our business in the United States, where we believe we have more potential for growth than in Europe. See "Key Reasons for the Action" at page 20 for further details.
Financial Information	See "Financial Information" at page 22 for selected historical financial data and pro forma financial data.

Key Impacts if the Action is Not Consummated
Under Nevada law, our board of directors may abandon the Action if it determines that the Action no longer appears to be in the best interests of our company. If the Action is not consummated, we will not have the funds from the Action available to solidify and potentially expand our United States operations. We may consider an alternative buyer if the Action is not consummated.
Approval of the Action
Approval by Our Board
Our board of directors unanimously approved a letter of intent relating to the Action by written consent effective as of June 13, 2003. See "Information About Approvals of the Action—Approval of the Action By Our Board and Stockholders" at page 21 for further details.
Approval by Our Stockholders
Our board of directors set April 28, 2003 as the record date for determining the stockholders entitled to approve the Action. The holders of a majority of the shares of our common stock outstanding as of the record date, who include directors, affiliates of directors and major shareholders with whom we routinely share information on a confidential basis, approved the Action by written consent dated effective as of June 16, 2003. Accordingly, your consent is not required and is not being solicited in connection with the Action. There are no dissenters' rights of appraisal with respect to the Action. See "Information About Approvals of the Action—Approval of the Action By Our Board and Stockholders" at page 21 for further details.
Approval by the Other Parties to the Action	AML-Ireland and TLIG have committed to obtain any required board and stockholder approvals.
Regulatory Approvals
To our knowledge, there are no state, U.S. federal or Irish regulatory requirements with which the Action must comply, nor are there any such governmental consents or approvals that must be obtained in connection with the Action.

INFORMATION ABOUT THE KEY PARTIES TO THE ACTION

About Us

General

        We develop, manufacture and market a wide variety of industrial products. Our principal subsidiary, Advanced Materials, Inc. ("AM") (formerly known as Wilshire Advanced Materials, Inc.), is the successor to a 49 year old business that converts specialty materials, including foams, foils, films and adhesive composites, into components and finished products such as printer cartridge inserts and inking felts, disk drive gaskets, automobile air conditioning insulators, water and dust seals, surgical pads and applicators for the medical, electronics, automotive and consumer products markets. We formed Advanced Materials Foreign Sales Corporation Ltd. ("AM FSC") in 1997 as a wholly-owned subsidiary of AM to conduct the same business activities in the Asian market. AML-Ireland was formed in 1997 as a wholly-owned subsidiary of AMG to conduct the same business activities in the European market.

        We were formerly known as Far West Ventures, Inc. and were incorporated in Nevada in October 1986. We were inactive from January 1990 until April 1993, when we acquired AM. AM had been formed as a California corporation in August 1992 for the purpose of acquiring the assets of the General Foam Products division of Wilshire Technologies, Inc.

        Our principal executive offices are located at 20211 S. Susana Road, Rancho Dominguez, California 90221, and our telephone number is (310) 537-5444.

Business Strategy

        We are a leading supplier of specialty polymeric and advanced materials. Polymers are synthetic chemical structures used in a variety of configurations and products. The worldwide market for specialty industrial products used as components in industrial products is substantial. We believe that manufacturers are increasingly recognizing the value in conserving or reallocating their resources by outsourcing the specialty components of their products. We have been positioning ourselves in the marketplace to benefit from this trend and are continuously looking for new materials to work with.

        In past years, our strategy has been to penetrate foreign marketplaces by establishing fabrication plants in such areas as Singapore and Ireland. Plants located in Ireland and Singapore began production in 1998. AML-Ireland operates the Ireland facility. We formed AM FSC to enter into a strategic manufacturing agreement in Singapore and in 1998 entered into a ten-year agreement with Foamex Asia ("Foamex"). The terms of the agreement call for AM FSC to provide certain production equipment and technology to Foamex. Foamex, in turn, provides its manufacturing facilities and workforce to fabricate foam products at its Singapore facility. See further discussion at page 7 under the heading "Manufacturing Agreement in Singapore."

        Because our European operations have not expanded significantly beyond the initial customer, we are changing our strategy to concentrate primarily on building our United States operations. Our long-term strategy includes the identification and acquisition of undervalued entities in the United States, which we believe will add strategic and economic value to our product lines and competitive positioning.

Products

        We manufacture a variety of specialty materials, including foams, foils, films and adhesive composites, into components and finished products for the automotive, electronics, medical and consumer products markets. These products include foam inserts for computer printer cartridges, insulators used in automobile air conditioners, inking felts used in printers, water and dust seals for automobiles, computers, printers and HVAC systems, foam filters for trucks, computers and electrical humidifiers, sound attenuation foam, and foam/fabric composites for cushions and padding in helmets, soft luggage and other consumer products. In addition, private label manufacturing of products for medical accounts include electrosurgical grounding pads, sponges, neck braces, kneepads and other specialty foam products. All of these products are designed and produced to meet the specifications of each customer. We typically provide no warranty for our products other than compliance with specifications at the time of delivery.

        All of the products we produce are manufactured to customer specifications. Accordingly, we do not engage in research and development of new products. We have, however, acquired new and advanced equipment, an example of which is impulse-sealing equipment for making foam/non-woven filters, in order to maintain production capabilities consistent with our customers' specifications.

Manufacturing

        Our corporate headquarters and AM fabrication facility is located in Rancho Dominguez, California. This facility is approximately 56,000 square feet and services the United States and parts of the Pacific Rim area. A substantial amount of the manufacturing equipment has been designed and constructed by AM.

        AM FSC has a strategic manufacturing agreement in Singapore with Foamex. The terms of the agreement call for AM FSC to lease production equipment and provide certain technology to Foamex. Foamex in turn provides its manufacturing facilities and workforce to fabricate foam products at its Singapore facility. See discussion at page 7 under the heading "Manufacturing Agreement in Singapore."

        AM has developed and employs a wide variety of advanced processing techniques in fabricating its products. These techniques include thermoforming, vacuum forming, flame lamination, pressure sensitive lamination, die cutting and slitting.

        Thermoforming is a process that involves heating a foam or foam/fabric laminate until the material is pliable, using pressure to form the material into a mold, and then cooling the material until it takes the form of the mold. AM produces backpack components and display cases using its thermoforming equipment.

        Vacuum forming is a process that involves heating a foam until the material is pliable and then pulling the material into a cooled mold using a vacuum to get intimate contact to the mold surface with the material, which then takes the form of the mold. AM produces automotive air conditioner insulators and computer mouse pad components with its vacuum forming equipment.

        Flame lamination is a process that involves the use of a flame to melt a thin layer on the surface of the foam, and then applying fabric against the surface, and as the foam surface cools it forms a glue layer to the fabric. AM uses this process to fabricate leather substitute products such as holsters, luggage and weight training belts.

        Pressure sensitive lamination is a process that involves the use of heat and pressure to apply an adhesive laminate to the substrate and a paper liner to the adhesive, which can be pulled off by the user to attach the substrate to the desired surface. AM produces caulking and sealing foam tape using this process.

        Die cutting is a process that involves the use of a match tool die in a hydraulic press to cut material. AM produces a variety of products such as electrosurgical pads and printer components with its die cutting equipment.

        Slitting is a process that uses saws or slitters with blades ranging from saw tooth to razor edge, depending on the material to be processed, to horizontally and/or vertically slice layers off blocks of raw material.

        AM is able to produce a variety of products for different markets by using the same fabrication techniques with different materials. For example, using its slitter, pressure sensitive laminator and die cutter equipment in sequence, AM can produce a variety of products, such as sound attenuation devices for computer printers, gaskets for hard disk drives, water seals for automotive air conditioners, inking pads and nail files. Using its slitter, flame laminating and thermoforming equipment in sequence,

AM can produce other products such as padding for helmets, mouse pads for computers, sunglass frames, holsters and back support belts.

        In addition to fabricating polyurethane and polyethylene foam, AM fabricates other materials used in combination with foam such as fabrics, pressure sensitive adhesives and foils. AM also fabricates plastic films, pressure sensitive adhesives and other materials not in combination with foam. This capability enables AM to minimize its dependence on market sectors, which may be cyclical in nature.

        AM manufactures its products for its industrial customers pursuant to customer purchase orders, most of which provide for multiple shipping release dates. This system enables AM to plan raw material purchases and production scheduling. For its largest accounts, AM produces a two- to four-week supply of products and stocks them for quick delivery.

Manufacturing Agreement in Singapore

        In 1998, we formed AM FSC to enter into a strategic manufacturing agreement in Singapore. In January 1998, AM FSC entered into a ten-year agreement with Foamex. The agreement provides for a five-year renewal period, however, there can be no assurance that the arrangement will be renewed. Terms of the agreement call for AM FSC to lease production equipment and provide certain technology to Foamex. Foamex, in turn, provides its manufacturing facilities and workforce to fabricate foam products at its Singapore facility. The manufacturing agreement has a profit sharing provision that changes annually. The profit sharing split is as follows (in percentages):

Year	AM FSC	Foamex
1998	65	35
1999	60	40
2000	50	50
2001	50	50
2002	45	55
2003	40	60
2004-2007	35	65

        During 2001, Foamex agreed to maintain the year 2000 profit sharing split of 50/50. However, in 2002 the profit sharing was changed to 45/55 and, pursuant to the agreement, we expect that our profit sharing split will continue to decrease to the 35% level over the next couple of years. Accordingly, our gross margin related to this arrangement will decline. The continued success of our Singapore operations depends upon the continued relationship with Foamex. The net income from operations provided by the Singapore operations was $1,206,000 and $1,471,000 for the fiscal years ended November 30, 2002 and 2001, respectively.

Quality Control

        We are ISO 9002 certified and QS 9000 certified at our Rancho Dominguez facility. We also maintain systems and procedures that meet customer quality specifications and have successfully completed qualification surveys conducted by Fortune 500 original equipment manufacturers. We maintain procedures for conducting quality compliance surveys of our major suppliers and have specific procedures in place for receiving inspection, source inspection, process inspection and control, instrument calibration standards, records maintenance, training and internal quality audits. We have implemented systems for statistical process control, which utilize statistical techniques to identify, monitor and improve critical manufacturing processes such as sawing, die cutting and thermoforming.

Suppliers

        We purchase raw materials primarily consisting of polyurethane foam, cross-linked polyolefin foams and pressure sensitive adhesives. Our largest supplier of raw materials is Foamex International, Inc., which in fiscal years 2002, 2001 and 2000 supplied approximately 50%, 68% and 62%, respectively, of our raw material requirements. Materials purchased from Foamex International are used to produce the products for our most significant customer, Hewlett Packard. See "Customers" at page 9.

        AM is an authorized fabricating distributor of a number of raw material suppliers, including Foamex, Voltek, Avery Dennison (pressure sensitive adhesives), Zotefoam (cross linked polyethylenes) and Rogers (cast urethanes). We believe that these supply arrangements, many of which have been active for 25 years or more, provide AM with a diverse mix of raw materials at the best available prices. AM purchases raw materials pursuant to purchase orders placed from time to time in the ordinary course of business. Failure or delay by such suppliers in supplying necessary raw materials to AM could adversely affect AM's ability to manufacture and deliver products on a timely and competitive basis. AM purchases its raw materials on standard credit terms and considers its relationships with its suppliers to be good.

        Our management believes that the loss of either Foamex International or Voltek as a major supplier of foam could adversely affect our business. If another supplier's products were to be substituted by our customers in critical applications, there are no assurances that we would retain the favorable supply position that we have earned through over 25 years as an authorized converter/fabricator for Foamex and Voltek.

Marketing and Sales

        Our products are marketed and sold primarily to major divisions of large industrial customers, many of which are industry leaders whose products have significant market share. All of our products are components or finished products manufactured to order for our industrial customers. The customer's purchase decision often involves the engineering, manufacturing and purchasing groups within the customer's management.

        As of June 4, 2003, AM had four full-time sales representatives who make sales on a direct basis. One of the sales representatives is in the field and three provide inside sales support. The field sales representative receives a base salary plus a commission and the inside sales representatives receive a salary. Additionally, our President and CEO also participates in sales activities.

        Sales of products manufactured in the U.S. as a percentage of the consolidated sales were approximately 41%, 46% and 58% for fiscal years 2002, 2001 and 2000, respectively. We currently do business in a number of foreign regions including Asia, Europe, South America and the Middle East. Sales of products manufacturing outside of the U.S., which accounted for approximately 59%, 54% and 42% of fiscal 2002, 2001 and 2000 sales, respectively, are made both directly and through sales agents who receive commissions.

        We rely primarily upon referrals by our customers and vendors and the activities of our sales representatives for new business. AM also participates in industrial design and engineering trade shows as a means of marketing its products.

Backlog

        We generally manufacture all of our products pursuant to customer purchase orders. Backlog is comprised of firm orders for products, which have a scheduled shipment date within the next 12 months. Certain orders included in our backlog may be cancelled under certain conditions without significant penalty. At February 20, 2003, our backlog of orders was $12,424,000 as compared to $11,912,000 at approximately the same time in the prior year.

Customers

        We generally sell our products pursuant to customer purchase orders. There can be no assurance that any customers will continue to purchase products from us. Our customers are in the computer printer, medical disposables, automotive air conditioning and consumer cleaning supply markets. Our management believes that this diversity spreads the risk of dependence on one customer or one market sector. However, one customer, Hewlett Packard, accounted for 66%, 62% and 53% of consolidated revenues for the years ended November 30, 2002, 2001 and 2000, respectively. The Action, once consummated, will significantly reduce our reliance on one customer and sales to Hewlett Packard should no longer exceed 10% of sales.

        We believe our prices are competitive with those of other fabricators of custom materials. Our sales are typically made on terms that require payment of the net amount due in 30 days.

        AM's domestic customers are located primarily in the West and Southwest regions of the United States. For bulky, low price products, high freight costs on long distance shipments from AM's Rancho Dominguez facility make it difficult for AM to be competitive in other regions of the United States or internationally.

Licenses and Proprietary Rights

        We have secured a patent on a manufacturing process for fabricating plastic foam sheet material with compound radius. We rely on proprietary know-how, exclusive license rights and distribution agreements, and employ various methods to protect our processes. However, these methods may not afford complete protection, and there can be no assurance that others will not independently develop similar processes.

Competition

        The custom materials fabrication industry in which we compete is highly competitive. Low barriers to entry and fragmented competition characterize the industry. The number of competitors and our competitive position are not known or reasonably available. We believe that most of our competitors are small, privately held companies, which generally specialize in only one product or process. Three of our principal competitors are Boyd Industrial, which has four locations in the Western United States, Packaging Alternatives Corp. and Rogers Foam Corp. We compete primarily on the basis of our ability to meet customers' specifications promptly and cost effectively, and on the quality of our products.

        Current competitors or new market entrants could introduce new or enhanced products with features that render our products obsolete or less marketable, or could develop means of producing competitive products at a lower cost. Our ability to compete successfully will depend in large measure on our ability to adapt to technological changes in the industry. There can be no assurance that we will be able to keep pace with the technological demands of the market place or successfully develop new products demanded by customers.

Government Regulation

        The manufacture of certain of our products requires the purchase and use of chemicals and other materials that are or may be classified as hazardous substances. We do not maintain environmental impairment insurance. There can be no assurance that we will not incur environmental liability or that hazardous substances are not or will not be present at our facilities.

        We are subject to regulations administered by the United States Environmental Protection Agency, various state agencies, county and local authorities acting in conjunction with federal and state agencies and European Union ("EU") and Irish agencies. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution. The extensive regulatory framework imposes significant complications, burdens and risks on us. Governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions and/or impose civil and criminal fines or sanctions in the case of violations.

        The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes strict, joint and several liability on the present and former owners and operators of facilities that release hazardous substances into the environment. The Federal Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), regulates the generation, transportation, treatment, storage and disposal of hazardous waste. In California, the handling and disposal of hazardous substances is governed by the law, which contains the California counterparts of CERCLA and RCRA. We believe that our manufacturing activities are in substantial compliance with all material U.S. federal, state, EU and Irish laws and regulations governing our respective operations.

Amendments to existing statutes and regulations could require us to modify or alter methods of operations at costs, which could be substantial. There can be no assurance that we will be able, for financial or other reasons, to comply with applicable environmental laws and regulations.

        Various laws and regulations relating to safe working conditions, including the Occupational Safety and Health Act, are also applicable to us. We believe that we are in substantial compliance with all material U.S. federal, state, local, EU and Irish laws and regulations regarding safe working conditions.

Employees

        As of June 4, 2003, AM had 39 full-time employees located at its Rancho Dominguez, California facility. Of its full-time employees, 26 are employed in manufacturing, 4 are in sales, 7 perform general and administrative functions and 2 perform other functions. AM also utilizes the services of contract workers as needed from time to time in its manufacturing operations. As of June 4, 2003 AM utilized approximately 30 contract workers.

        None of the employees of AM are presently represented by a labor union and management considers the relationships with its employees to be good.

Properties

        AM leases approximately 56,000 square feet of manufacturing and office space in Rancho Dominguez, California and approximately 82,600 square feet of manufacturing and office space in Dallas, Texas. We pay rent of approximately $22,400 per month under the Rancho Dominguez lease and approximately $31,000 per month under the Dallas lease. The Rancho Dominguez lease expires November 2004 and the Dallas lease expires in November 2005. The facility in Dallas is currently primarily unoccupied and we are actively seeking to sublease the facility.

Legal Proceedings

        In October 1996, we were notified that we had been named in a bodily injury lawsuit pending in the 192nd Judicial District Court of Dallas County Texas, involving silicon breast implants. The suit alleges that we supplied certain foam "wipers" which were incorporated into certain implants by manufacturers also named in the suit, which have allegedly caused adverse effects to the plaintiffs. The suit asks for unspecified damages. We believe that we have no exposure in this case as: (1) AM was not incorporated at the time of such implants; (2) AM has had no involvement with silicone or other breast implants; (3) AM has never marketed such "wipers"; and, (4) there are two indemnification agreements that provide protection to us. We believe that the aforementioned provides several layers of protection in the event this case progresses. Accordingly, no provision for any liability has been made in the consolidated financial statements. An adverse ruling could, however, adversely affect our financial condition.

Security Ownership of Certain Beneficial Owners and Management

        As of the record date, April 28, 2003, a total of 8,671,272 shares of our common stock were outstanding. The following table sets forth information as of the record date regarding the beneficial ownership of our common stock by:

  •
  each of our directors;

  •
  each of our executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each person known by us to beneficially own 5% or more of the outstanding shares of our common stock as of the date of the table.

        Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Except as indicated below, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants or underlying notes held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group. The inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares(2)
Dito Caree LP, Dito Devcar LP and Richard H. Pickup c/o David Hehn 3753 Howard Hughes Parkway #200 Las Vegas, NV 89109-0938	1,486,300	(3)	17.1%
Gregory J. Spagna 201 E. 45th Street, 18th Floor New York, NY 10017	904,500	(4)	10.4%
Delk Partners Ltd.	834,300	(5)	9.6%
Timothy R. Busch and the Lenawee Trust	815,307	(6)	9.3%
Steve F. Scott	318,000	(7)	3.5%
N. Price Paschall	240,000	(8)	2.7%
Maurice J. DeWald	40,000	(9)	*
James Swartwout	20,000	(10)	*
Tom Lane	225,000	(11)	2.5%
All officers and directors as a group (7 persons)	2,492,607	(12)	26.2%

(1)
Unless otherwise indicated, the address of each beneficial owner is care of Advanced Materials Group, Inc., 20211 South Susana Road, Rancho Dominguez, California 90221.

(2)
Ownership of less than one percent is indicated by the mark *.

(3)
Comprised of 900,000 shares held by Dito Caree LP and 568,300 shares held by Dito Devcar LP. Mr. Pickup does not directly own any shares, but he indirectly controls both Dito Caree LP and Dito Devcar LP as general partner of each of those two entities. Mr. Pickup, Dito Caree, LP and Dito Devcar, LP acknowledge that they are a group with respect to the referenced shares.

(4)
Based solely on that certain Form 13G/A filed with the Securities and Exchange Commission February 14, 2003 and comprised of 617,000 shares held by Mr. Spagna and 287,500 shares held jointly by Mr. Spagna and his wife and children.

(5)
Comprised of 814,300 shares held by Delk Partners, Ltd. and 20,000 shares which Mr. Delk has the right to acquire upon exercise of stock options presently exercisable or exercisable with 60 days of April 28, 2003. As the general partners of Delk Partners, Ltd., Mr. Robert Delk and Mrs. Ann Struckmeyer Delk may be deemed, for purposes of determining beneficial ownership pursuant to Rule 13d-3, to have shared power to vote, or direct the vote of, or dispose of, or direct the disposition of, the 814,300 shares of common stock owned directly by Delk Partners, Ltd.

(6)
Comprised of 765,307 shares held by the Lenawee Trust, of which Mr. Busch and his spouse are beneficiaries; and 50,000 shares issuable upon exercise of options held by Mr. Busch that are presently exercisable or exercisable within 60 days of April 28, 2003. Mr. Busch and the Lenawee Trust acknowledge that they are a "group," as that term is used under Section 13(d)(3) of the Exchange Act, with respect to the referenced shares.

(7)
Comprised of 20,000 shares, which Mr. Scott owns, and 298,000 shares which Mr. Scott has the right to acquire upon exercise of stock options presently exercisable or exercisable within 60 days of April 28, 2003.

(8)
Comprised of 240,000 shares which Mr. Paschall has the right to acquire upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2003.

(9)
Comprised of 40,000 shares which Mr. DeWald has the right to acquire upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2003.

(10)
Comprised of 20,000 shares which Mr. Swartwout has the right to acquire upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2003.

(11)
Comprised of 35,000 shares, which Mr. Lane owns, and 190,000 shares, which Mr. Lane has the right to acquire upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2003.

(12)
Comprised of 1,634,607 shares owned by our directors and named executive officers and 858,000 shares, which the directors and named executive officers have the right to acquire upon exercise of options presently exercisable or exercisable within 60 days of April 28, 2003.

About AML-Ireland

        We formed AML-Ireland in 1997 as a wholly-owned subsidiary of AMG to conduct the same business activities as AM in the European market. Revenues for AML-Ireland for the three-month period ended February 28, 2003 and for the fiscal years ended November 30, 2002, 2001 and 2000 were $2,188,000, $9,699,000, $9,060,000 and $6,979,000, respectively. Net income before corporate overhead allocations for AML-Ireland for the three-month period ended February 28, 2003 and for the fiscal years ended November 30, 2002, 2001 and 2000 were $156,000, $547,000, $555,000 and $603,000, respectively

        As of June 4, 2003, AML-Ireland had 51 full-time employees. Of its full-time employees, 37 are employed in manufacturing, 5 are in sales, and 9 perform general and administrative functions.

        AML-Ireland leases approximately 37,500 square feet of manufacturing and office space outside of Dublin, Ireland. The facility is located at Toughers Industrial Park, Newhall Nass, County Kildare Ireland, and the telephone number is (353) 45 438 477 and serves as AML-Ireland's headquarters. It has substantially the same equipment as the AM facilities. AML-Ireland pays rent of EUR 18,570 per month (equivalent to approximately $19,970 per month at May 26, 2003), and the lease expires in February 2008.

About Tom Lane Investment Group

        TLIG, the purchaser of AML-Ireland, is comprised of a group of investors headed by Tom Lane and was formed for the purpose of acquiring AML-Ireland in the Action. Tom Lane, who is President of TLIG, is currently President and CEO of AML-Ireland. The address of TLIG is c/o Earlsfort Centre, Earlsfort Terrace Dublin 2, Ireland.

INFORMATION ABOUT THE KEY TERMS OF THE ACTION

Basic Terms of the Action

        On June 13, 2003, we executed a letter of intent relating to the Action. The Action involves our sale of all of the outstanding capital stock of AML-Ireland to TLIG, its nominee or any company newly incorporated for this purpose. The total consideration for the sale of AML-Ireland is anticipated to be $3,224,820, of which:

        (1)   $813,083 will be paid via the forgiveness of a pre-existing loan for that amount due to AML-Ireland from us;

        (2)   $1,311,616 will be paid via the forgiveness of trade payables due as of June 13, 2003 to AML-Ireland from us (the "Trade Payable"); and

        (3)   $1,100,121 will be paid to us in cash at the closing of the Action ("Closing").

        The cash amount payable and referred to in (3) above will be increased or decreased, as the case may be, on a dollar-for-dollar basis by any difference between the Trade Payable in item (2) as of June 13, 2003 and the Trade Payable at Closing. Any adjustment required will be made at Closing via an increase in the amount payable pursuant to item (3) in the case of a reduction in the Trade Payable and a decrease in the amount payable pursuant to item (3) in the case of an increase in the Trade Payable, and is to be provided for in the definitive share sale agreement.

        We anticipate recording a gain on the sale of AML-Ireland of approximately $600,000, based on the total consideration of approximately $3.2 million less our investment in AML-Ireland of approximately $2.6 million.

Timing and Conditions to Closing

Closing

        We expect the Closing to occur on or before July 31, 2003. The Closing will take place at the offices of Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland, unless TLIG and we select another place.

Conditions Precedent to Obligations of TLIG

        The obligations of TLIG are subject to the fulfillment or satisfaction on or before the Closing, of each of the following conditions (any one or more of which may be waived by TLIG, but only in a writing signed by TLIG):

        Accuracy of Representations and Warranties.    The representations and warranties of AMG (as qualified and as updated) shall be true and accurate in all material respects on and as of the Closing, and TLIG shall have received a certificate to that effect executed by AMG's Chief Executive Officer and Chief Financial Officer.

        Covenants.    AMG shall have performed and complied in all material respects with all of its covenants required to be performed on or before the Closing, and TLIG shall have received a certificate to that effect signed by AMG's Chief Executive Officer and Chief Financial Officer.

        Absence of Material Adverse Change.    There shall not have been any material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of AML-Ireland, other than any change that shall result from general economic conditions, or conditions generally affecting the foam products or packaging markets.

        Compliance with Law.    There shall have been no order, decree or ruling of any governmental agency or written threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Action, which would prohibit or render the Action illegal.

        Consents.    TLIG shall have been furnished with evidence satisfactory to it that AMG has obtained any third party consents required.

Conditions Precedent to Obligations of AMG

        The obligations of AMG hereunder are subject to the fulfillment or satisfaction on or before the Closing, of each of the following conditions (any one or more of which may be waived by AMG, but only in a writing signed by AMG).

        Accuracy of Representations and Warranties.    The representations and warranties of TLIG shall be true and accurate in all material respects on and as of the Closing and AMG shall receive a certificate to that effect executed by a representative of TLIG.

        Covenants.    TLIG shall have performed and complied in all material respects with all of its covenants required to be performed on or before the Closing, and AMG shall receive a certificate to that effect signed by a representative of TLIG.

        Compliance with Law.    There shall have been no order, decree or ruling by any governmental agency or written threat thereof, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Action, which would prohibit or render the Action illegal.

        Consents.    AMG shall have been furnished with evidence satisfactory to it that TLIG has obtained any third party consents required.

        Fairness Opinion.    AMG shall have received a "bring down" of the fairness opinion addressed to its board of directors, making that opinion effective as of the Closing.

Conditions Precedent to Obligations of AMG and TLIG

        The respective obligations of AMG and TLIG hereunder are subject to the fulfillment or satisfaction on or before the Closing, of each of the following conditions (any one or more of which may be waived by AMG or TLIG, but only in a writing signed by AMG or TLIG).

        Stockholder Approvals.    The stockholders of AMG and of TLIG shall have approved the principal terms of this Action, respectively, in accordance with applicable law and their respective certificates of incorporation and bylaws.

        No Legal Action.    No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Action shall have been issued by any U.S. federal, Irish or state court and remain in effect, nor shall any proceeding initiated by any of the foregoing be pending.

Non-Competition

        At the Closing, we will enter into a two-year non-competition agreement with TLIG. The agreement is to contain confidentiality and other customary provisions and is to provide that we will not sell foam for inkjet cartridges in Europe and Puerto Rico for two years after Closing. TLIG does not currently intend to conduct business in the U.S. following Closing. In the unlikely event that TLIG does decide to sell it products in the U.S. following Closing, they will enter into an exclusive distribution agreement with us for a period not to exceed two years after the Closing.

Technology Support

        We have agreed to provide AML-Ireland with the use of our existing information technology platform and current level of information technology support at our own expense until December 31, 2004, provided that we do not have any significant changes in our platform, which we may change at our sole discretion.

Payment of Costs and Expenses

        Except as described below, each party to the Action is responsible for all of its own costs and expenses (including any broker's fees and the expenses of their respective representatives, including lawyers) incurred at any time in connection with pursuing or consummating the Action. If we sell AML-Ireland to anyone other than TLIG, with whom we begin negotiations within 30 days after terminating negotiations with TLIG, we will bear all of TLIG's costs and expenses (including any broker's fees and the expenses of its representatives, including lawyers) incurred up to the date of the breach.

Interests of Directors and Officers in the Action

        Our directors and officers have no interest in the Action other than in their capacity as such and as stockholders of our company, except that Tom Lane is currently an officer of our company and is an owner and officer of TLIG. The interest of Mr. Lane in the Action was disclosed to our board of directors before our board of directors approved the Action. Mr. Lane will no longer be an officer of our company subsequent to the Action.

Reports, Opinions and Appraisals

        The sale of AML-Ireland was negotiated and approved by our board of directors. Our board of directors obtained a fairness opinion from an outside party, Delaney Locke & Thorpe ("DLT"), an Irish accounting firm, relating to the Action.

Fairness Opinion

        The following description of the opinion of DLT is qualified in its entirety by reference to the full text of the opinion as set forth in Exhibit B. The opinion is sometimes referred to in this information statement as the "Fairness Opinion" or the "Opinion."

        DLT provided to our board of directors its written opinion on June 13, 2003 that, as of that date, based upon and subject to the various factors and assumptions set forth in the Opinion, the terms of the Action were fair to us and to our stockholders from a financial point of view. The terms of the Action were determined pursuant to negotiations between TLIG and us and not pursuant to recommendations of DLT. DLT's Opinion, and its presentation to our board of directors, was only one of several factors taken into consideration by our board of directors in making its determination to approve the Action. The Opinion was provided to our board to assist it in connection with its consideration of the Action and did not constitute a recommendation to any holder of our stock to give their consent with respect to the Action.

        DLT has advised our board of directors expressly in its Opinion that DLT does not believe that any person (including a stockholder of our company) other than our board of directors has the legal right to rely upon its Opinion to support any claims against DLT arising under applicable state law and that, should any such claims be brought against DLT by any such person, this assertion will be raised as a defense. Should a claim arise, the availability of such a defense would be resolved by a court of competent jurisdiction. Resolution of the question of the availability of such a defense, however, will have no effect on the rights and responsibilities of our board of directors under applicable state law. Nor would the availability of such a state law defense to DLT have any effect on the rights and responsibilities of either DLT or our board of directors under the federal securities laws. The summary of the Opinion set forth in this information statement is qualified in its entirety by reference to the full text of the Opinion.

        DLT is engaged in the accounting business and, as such, DLT regularly engages in the valuation of businesses and the securities of businesses in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and other activities. Our board of directors selected DLT to serve as its financial advisor based on DLT's qualifications, expertise and familiarity with the businesses of our company and TLIG. Other than its meetings with us as described above, DLT was not authorized to solicit and did not solicit interest from any party with respect to a merger or acquisition of AML-Ireland.

        In rendering its Opinion, among other things, DLT: (i) reviewed the draft letter of intent between TLIG and us; (ii) reviewed the audited financial statements of AML-Ireland for the 13-month period ended November 30, 2000 and for the fiscal years ended November 30, 2001 and 2002; (iii) reviewed certain internal financial statements of AML-Ireland as of February 28, 2003, and (iv) performed such other analyses and considered such other factors as it deemed appropriate.

        In rendering its Opinion, DLT relied, without assuming responsibility for verification, upon the accuracy and completeness of all of the financial and other information reviewed by DLT for purposes of its Opinion. DLT did not make any independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of AML-Ireland and was not furnished with any such evaluation or appraisal. The analyses performed by DLT are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In its Opinion, DLT noted that among other things, its Opinion was necessarily based upon business, economic, market and other conditions as they existed and evaluated by DLT at the date of its Opinion. In its Opinion, DLT assumed that the final form of the Action will not vary in any respect that is material to its analysis from the last draft of the letter of intent that it reviewed and it did not independently verify the accuracy and completeness of the financial and other information supplied to it or publicly available and did not assume any responsibility with respect to such information. DLT relied upon us or our counsel with respect to interpretations of the provisions contained in the related documents and the application of applicable law to such documents. You are urged to read the Opinion in its entirety for assumptions made, matters considered and limits of the review by DLT.

        In connection with rendering its Opinion, DLT performed various financial analyses, which are summarized below. DLT's Opinion, which focuses on the consideration to be received by us in the Action, was supported by, among other analyses, a net assets valuation and a price earnings valuation.

        (i)    DISCOUNTED CASH FLOW VALUATION.    This method involves discounting a company's future projected cash flows at a required rate of return. We did not believe this method of valuation was appropriate due to the recent lack of stability in the industry and as we did not believe that future levels of cash could be accurately predicted.

        (ii)    NET ASSETS VALUATION.    The net assets method of valuing companies is often used in situations where the value of the business is directly related to its assets and liabilities such as an investment holding company or a property company. This valuation method is also used when a company's accumulated profits are retained within the company rather than distributed to the stockholders. Accordingly this method was deemed appropriate in valuing AML-Ireland.

        DLT reviewed the net assets valuation of AML-Ireland at the valuation date, considering both the latest audited balance sheet and the latest unaudited balance sheet as a basis for its valuation under this method. DLT also reviewed whether adjustments were required to reflect more accurately the market value of tangible assets and net current assets. DLT did not receive a valuation of the leasehold interest in the premises or whether any of the other assets may have a greater value than that stated in the balance sheet and, on this basis, DLT included them at their book value. The net assets valuation as of each of the periods reviewed is substantially less than the total consideration to be received pursuant to the Action.

        (iii)    PRICE EARNINGS VALUATION.    This method of valuing a company attributes the value of an enterprise to its capacity to generate future maintainable profits. The ability of a business to earn profits arises from a combination of labor (management and employees) and capital (assets). Therefore, a business is valued by reference to its earnings potential.

        This method of valuing a company applies a multiple to the maintainable profits of the company. The earnings valuation applied to AML-Ireland was based on an analysis of its historical financial statements for the 40 months ended February 28, 2003. This valuation method also involves a weighting being applied to each period in order to try to ensure that more recent results have a stronger influence in determining the future sustainable profits. After ascertaining appropriate weighting factors for historical results, and using these weighting factors to arrive at future sustainable profit, DLT then applied an earnings multiple in order to ascertain the value of shares based on earnings. DLT used multiples of six and five as AML-Ireland is a small private company, and hence similar industry type public quoted company multiples are not applicable. The analysis resulted in a valuation of $3,147,816 using a multiple of six and $2,623,180 using a multiple of five.

        The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analysis and the application of those methods to particular circumstances, and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. The summary of DLT's analyses set forth above does not purport to be a complete description of the presentation by DLT to our board of directors. In arriving at its Opinion, DLT did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, DLT believes that its analyses and the summary set forth above must be considered as a whole, and that considering any portion of such analyses and summary of the factors considered, without considering all such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses set forth in the DLT presentation to our board of directors and in the Opinion. In performing its analyses, DLT made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of AML-Ireland or us. Any estimates contained therein are not necessarily indicative of actual values, which may vary significantly. Estimates of the relative financial values of AML-Ireland do not purport to be appraisals or necessarily reflect the prices at which it may actually be sold. Because such matters are inherently uncertain, none of us, TLIG, DLT or any other person assumes any responsibility for such matter.

        DLT was selected by our board of directors based on DLT's qualifications, experience, expertise and reputation. As part of its corporate finance business, DLT is regularly engaged in the investment banking business and, as such, DLT regularly engages in the valuation of businesses and the securities of businesses in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other transactions.

        We have agreed to pay DLT a fee for its services referred to above including rendering its Opinion

Our Relationship with DLT

        We retained DLT in May 2003 to render its opinion as to the fairness, from a financial point of view, of the Action to us and to our stockholders.

        At our request, on June 6, 2003, DLT delivered a written outline of their valuation to our board, which was confirmed in a written opinion dated June 13, 2003, and which will be further confirmed in a written opinion dated as of the Closing Date, that, based upon and subject to the matters set forth in its written opinion, as of such date, the Action was fair, from a financial point of view, to us and to our stockholders. The full text of the written Opinion of DLT dated June 13, 2003, which will be confirmed in writing as of the Closing Date, is set forth as Exhibit B to this information statement and describes the assumptions made, matters considered and the scope and limitations of the review undertaken by DLT. You are urged to read the Opinion in its entirety.

        DLT's Opinion addresses only the fairness of the Action from a financial point of view to us and to our stockholders and did not constitute a recommendation to those stockholders who provided their consent in respect to the Action.

        Prior to its engagement by us in connection with the Fairness Opinion, DLT had no business relationship with us.

INFORMATION ABOUT THE KEY REASONS FOR
AND ANTICIPATED IMPACTS OF THE ACTION

Reasons for the Action

        AMG incorporated AML-Ireland in 1998. AML-Ireland was a start-up facility lead by an Irish management team with our assistance.

        Establishing AML-Ireland enabled us to solidify our relationship with a key U.S.-based customer who was expanding to Ireland by having local manufacturing support in Ireland. This model of supporting local production in Ireland for U.S.-headquartered companies was envisioned to have great potential. The idea was that the U.S.-based parent could do product development at the U.S. headquarters, which would translate smoothly into production for various customers in Europe through AML-Ireland. However, this model has not resulted in a significantly expanded customer base beyond the original customer.

        Our U.S. subsidiary, AM, has had a sizeable portion of its customer base transfer manufacturing from the U.S. to Asia over the last four years. For the shipping cost sensitive foam commodities that AM primarily sells, it is very difficult to be competitive with the local fabricators in Asia. AM's sales have thus reduced dramatically, leading AM to reduce overhead significantly by plant consolidations and personnel reductions, as well as to trim marginally profitable processes and accounts. Our U.S. operations are getting properly sized but will benefit from a cash infusion to sustain and grow domestic opportunities.

        The sale of AML-Ireland will allow us to obtain needed cash and use the funds to sustain and potentially improve our domestic operations. Additionally, it will make us considerably less dependent on a single customer. As previously noted, the benefit to both AML-Ireland and AM for the expansion into Europe generally has not been realized past the original customer. Management here and in Ireland, believes that the Irish business is better suited for local owners than for absentee owners. Each of AM and AML-Ireland has opportunities to pursue, but the linkage between the two entities does not enhance either company.

Impacts if the Action is Not Consummated

        As indicated below under the heading "Information About Approvals of the Action—Approval of the Action By Our Board and Stockholders," if our board of directors determines that the Action no longer appears to be in the best interests of our company, then the Action will not be consummated. If the Action is not consummated, we will not have the funds from the Action available to solidify and potentially expand our United States operation. We may consider an alternative buyer if the Action is not consummated.

INFORMATION ABOUT APPROVALS OF THE ACTION

Approval of the Action By Our Board and Stockholders

        As detailed in the Summary Sheet contained in this information statement, our board of directors and stockholders have approved the consummation of the Action. There are no dissenters' rights of appraisal in connection with the Action.

        The Nevada Code provides that a vote of stockholders is not necessary for us to abandon the Action. If our board of directors determines that the Action no longer appears to be in the best interests of our company, then the Action will not be consummated.

Approval by the Other Parties to the Action

        AML-Ireland and TLIG have committed to obtain any required board and stockholder approvals.

Regulatory Approvals

        To the best of our knowledge, there are no state, U.S. federal or Irish regulatory requirements with which the Action must comply, nor are there any such governmental consents or approvals that must be obtained in connection with the Action.

FINANCIAL INFORMATION

Selected Historical Financial Data

	Three-months Ended February 28, 2003(1)	Years Ended November 30,
		2002(2)	2001(2)	2000(2)	1999(2)	1998(2)
Consolidated Statement of Operations Data:
Revenues:
Net sales	$7,480,000	$36,287,000	$38,483,000	$40,329,000	$34,798,000	$28,916,000

Cost and expenses:
Cost of sales	6,498,000	32,412,000	35,102,000	34,152,000	30,257,000	22,513,000
Selling, general and administrative	803,000	3,274,000	4,484,000	4,463,000	4,528,000	4,027,000
Write-off of start-up costs	—	—	—	—	—	608,000
Write-off of capitalized license	—	—	—	—	—	158,000
Restructuring charges	—	226,000	1,334,000	—	—	—
Interest expense	95,000	415,000	501,000	523,000	504,000	298,000
Depreciation and amortization	67,000	268,000	344,000	286,000	220,000	322,000
Write-down of goodwill	—	387,000	—	—	—	909,000
Other, net	21,000	36,000	38,000	126,000	163,000	247,000

Total costs and expenses	7,484,000	37,018,000	41,803,000	39,550,000	35,672,000	29,052,000

Income (loss) from continuing operations before income taxes	(4,000)	(731,000)	(3,320,000)	779,000	(874,000)	(166,000)
Income tax (benefit) expense, net	12,000	(257,000)	66,000	273,000	—	538,000

Income (loss) from continuing operations	(16,000)	(474,000)	(3,386,000)	506,000	(874,000)	(704,000)
Net income (loss) from discontinued operations	—	—	—	667,000	—	(1,627,000)

Net income (loss)	$(16,000)	$(474,000)	$(3,386,000)	$1,173,000	$(874,000)	$(2,331,000)

Net income (loss) per share from continuing operations:
Basic	$(0.00)	$(0.05)	$(0.39)	$0.06	$(0.10)	$(0.08)

Diluted	$(0.00)	$(0.05)	$(0.39)	$0.06	$(0.10)	$(0.08)

Weighted Average Common Shares Outstanding
Basic	8,671,272	8,671,272	8,671,272	8,599,721	8,581,630	8,717,609

Diluted	8,671,272	8,671,272	8,671,272	8,784,412	8,581,630	8,717,609

Net income (loss) per share:
Basic	$(0.00)	$(0.05)	$(0.39)	$0.14	$(0.10)	$(0.27)

Diluted	$(0.00)	$(0.05)	$(0.39)	$0.13	$(0.10)	$(0.27)

	As of February 28, 2003(1)	As of November 30,
		2002(2)	2001(2)	2000(2)	1999(2)	1998(2)
Consolidated Balance Sheet Data:
Working capital (deficit)	$(141,000)	$(107,000)	$111,000	$3,375,000	$1,356,000	$2,055,000
Total assets	$12,263,000	$12,511,000	$14,772,000	$18,057,000	$16,092,000	$12,682,000
Total liabilities	$11,848,000	$12,080,000	$13,867,000	$13,766,000	$13,105,000	$8,565,000
Stockholders' equity	$415,000	$431,000	$905,000	$4,291,000	$2,987,000	$4,117,000

(1)
Amounts derived from our Form 10-Q for the quarter ended February 28, 2003.

(2)
Amounts derived from our Form 10-K for the fiscal year ended November 30, 2002.

Pro Forma Financial Data

        See Pro Forma Financial Data at "Exhibit A" to this information statement. The unaudited pro forma condensed consolidated balance sheet as of February 28, 2003 is presented as if the sale of AML-Ireland occurred as of February 28, 2003. The unaudited pro forma condensed consolidated statements of operations for the three months ended February 28, 2003 and the year ended November 30, 2002 are presented as if the Action occurred at the beginning of the periods presented. All statements are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed consolidated statements of operations are based on the historical financial statements. This unaudited pro forma data is provided for comparative purposes only. It does not purport to be indicative of the results that actually would have occurred if the transaction had been consummated on the date indicated or that may be obtained in the future.

Accounting Treatment of the Action

        The sale of AML-Ireland will be accounted for as a disposal of a segment of a business. We anticipate recording a gain on the sale of approximately $600,000 on the date of Closing.

OTHER INFORMATION

Forward-Looking Statements

        This information statement contains forward-looking statements with respect to our plans and objectives, the sale of the company's subsidiary, our ability to use the proceeds from the sale to improve domestic operations, general economic conditions and other matters. Those statements include statements regarding our intent, belief, or current expectations, as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements.

Available Information

        We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. These materials can be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

EXHIBIT A

ADVANCED MATERIALS GROUP, INC.
PRO FORMA FINANCIAL DATA

        On June 11, 2003, the holders of a majority of the shares of our common stock outstanding as of the record date, April 28, 2003, who include directors, affiliates of directors and major stockholders with whom we routinely share information on a confidential basis, approved by written consent, the sale of all of the outstanding shares of capital stock (the "Action") of our wholly-owned subsidiary, Advanced Materials Limited ("AML-Ireland"). Consideration for the proposed sale of AML-Ireland is $1,100,000 in cash, forgiveness of an $813,000 loan that we owe to AML-Ireland, and forgiveness of an estimated $1,312,000 in trade payables that we owe to AML-Ireland, subject to adjustments to reflect changes in the trade payables up to the date of closing.

        The following unaudited pro forma condensed consolidated balance sheet as of February 28, 2003 is presented as if the sale of AML-Ireland occurred as of February 28, 2003. The unaudited pro forma condensed consolidated statements of operations for the three months ended February 28, 2003 and the year ended November 30, 2002 are presented as if the Action occurred at the beginning of the periods presented. All statements are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed consolidated statements of operations are based on the historical financial statements. This unaudited pro forma data is provided for comparative purposes only. It does not purport to be indicative of the results that actually would have occurred if the transaction had been consummated on the date indicated or that may be obtained in the future.

ADVANCED MATERIALS GROUP, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF FEBRUARY 28, 2003
(Unaudited)

	February 28, 2003	Sale of AML-Ireland		Pro Forma February 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$341,000	$794,000	(1)	$1,135,000
Accounts receivable, net	5,196,000	(603,000	)(2)	4,593,000
Inventories, net	3,889,000	(1,631,000	)(2)	2,258,000
Prepaid expenses and other	385,000	(131,000	)(2)	254,000

Total current assets	9,811,000	(1,571,000)		8,240,000
Property and equipment, net	2,292,000	(729,000	)(2)	1,563,000
Other assets	160,000	(102,000	)(2)	58,000

Total assets	$12,263,000	$(2,402,000)		$9,861,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,416,000	$(2,745,000	)(2)	$2,671,000
Accrued liabilities	603,000	(287,000	)(2)	316,000
Restructuring reserve, current	378,000			378,000
Deferred income	155,000			155,000
Line of credit	2,738,000			2,738,000
Current portion of long-term obligations	562,000			562,000

Total current liabilities	9,852,000	(3,032,000)		6,820,000
Convertible debentures	405,000			405,000
Deferred compensation, net of current protion	1,094,000			1,094,000
Restructuring reserve, net of current portion	392,000			392,000
Capital leases, net of current portion	105,000			105,000

Total liabilities	11,848,000	(3,032,000)		8,816,000

Commitments and contingencies
Stockholders' equity:
Preferred stock	—			—
Common stock	9,000			9,000
Additional paid-in capital	7,083,000			7,083,000
Accumulated deficit	(6,677,000)	630,000	(3)	(6,047,000)

Total stockholders' equity	415,000	630,000		1,045,000

Total liabilities and stockholders' equity	$12,263,000	$(2,402,000)		$9,861,000

See notes to pro forma condensed consolidated financial statements.

ADVANCED MATERIALS GROUP, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
THREE MONTHS ENDED FEBRUARY 28, 2003
(Unaudited)

	February 28, 2003	Sale of AML-Ireland(4)	Proforma February 28, 2003
Net sales	$7,480,000	$(2,188,000)	$5,292,000
Cost of sales	6,498,000	(1,705,000)	4,793,000

Gross profit	982,000	(483,000)	499,000

Operating expenses:
Selling, general and administrative	803,000	(305,000)	498,000
Depreciation and amortization	67,000	(14,000)	53,000

Total operating expenses	870,000	(319,000)	551,000

Income (loss) from operations	112,000	(164,000)	(52,000)
Other income (expense):
Interest expense	(95,000)	2,000	(93,000)
Foreign exchange gain (loss)	6,000	(6,000)	—
Other, net	(27,000)		(27,000)

Total other expenses, net	(116,000)	(4,000)	(120,000)

Loss before income taxes	(4,000)	(168,000)	(172,000)
Income tax expense	(12,000)	(12,000)	—

Net loss	$(16,000)	$(156,000)	$(172,000)

Basic and diluted loss per common share	$(0.00)	$—	$(0.02)

Basic and diluted weighted average common shares outstanding	8,671,272	8,671,272	8,671,272

See notes to pro forma condensed consolidated financial statements.

ADVANCED MATERIALS GROUP, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
YEAR ENDED NOVEMBER 30, 2002

	November 30, 2002	Sale of AML-Ireland(4)	Pro forma November 30, 2002
		(Unaudited)	(Unaudited)
Net sales	$36,287,000	$(9,698,000)	$26,589,000
Cost of sales	32,412,000	(8,068,000)	24,344,000

Gross profit	3,875,000	(1,630,000)	2,245,000

Operating expenses:
Selling, general and administrative	3,274,000	(1,041,000)	2,233,000
Restructuring charges	226,000		226,000
Write-down of goodwill	387,000		387,000
Depreciation and amortization	268,000	(54,000)	214,000

Total operating expenses	4,155,000	(1,095,000)	3,060,000

Income (loss) from operations	(280,000)	(535,000)	(815,000)
Other income (expense):
Interest expense	(415,000)	(5,000)	(420,000)
Foreign exchange gain (loss)	44,000	(44,000)	—
Other, net	(80,000)		(80,000)

Total other expenses, net	(451,000)	(49,000)	(500,000)

Loss before income taxes	(731,000)	(584,000)	(1,315,000)
Income tax expense	(257,000)	(37,000)	(294,000)

Net loss	$(474,000)	$(547,000)	$(1,021,000)

Basic and diluted loss per common share	$(0.05)	$(0.06)	$(0.12)

Basic and diluted weighted average common shares outstanding	8,671,272	8,671,272	8,671,272

See notes to pro forma condensed consolidated financial statements.

Notes to Pro Forma Condensed Consolidated Financial Statements

(1)
Represents estimated proceeds from the sale of AML-Ireland of $1,100,000 less the elimination of the AML-Ireland cash balance of $306,000 as of February 28, 2003

(2)
Represents the elimination of amounts for the balance sheet of AML-Ireland as of February 28, 2003.

(3)
Represents estimated gain and the sale of AML-Ireland, computed as the estimated sale price of $3,225,000 less our investment in AML-Ireland of $2,595,000 as of February 28, 2003.

(4)
Adjustments to the condensed consolidated statements of operations for the three-month period ended February 28, 2003 and the year ended November 30, 2002 for the sale of AML-Ireland represent the elimination of revenues and expenses generated from AML-Ireland during the period presented. These pro forma condensed consolidated statements of operations do not include the expected gain of approximately $600,000 on the sale of AML-Ireland.

  The adjustments on these statements do not include the elimination of corporate expense allocations to AML-Ireland in the amounts of $120,000 for the three-month period ended February 28, 2003 and $450,000 for the year ended November 30, 2002. These expenses represent corporate overhead costs, and although management believes there will be a reduction in these expenses as a result of the sale of AML-Ireland, the amount of the reduction has not yet been determined.

EXHIBIT B

Board of Directors Advanced Materials Group, Inc
2021 South Susana Road
Rancho Dominguez, CA 90221
USA

June 17, 2003
Our Ref: VG/JBD

Re:
Valuation of Entire Issued Ordinary Share Capital of Advanced Materials Limited (AML)

Members of the Board

        We understand that Advanced Materials Group, Inc. (AMG), a Nevada corporation, is proposing to sell Advanced Materials Limited (AML), an Irish resident company, to Mr. Tom Lane for and on behalf of Tom Lane Investment Group pursuant to Heads of Terms between AMG and Mr. Tom Lane for and on behalf of Tom Lane Investment Group dated 16 June 2003. AML is as we understand a wholly owned subsidiary of AMG. The terms and conditions of the transaction are set forth in more details in the Heads of Terms (the "Agreement") dated 16 June 2003. The transaction described is to be defined as the "Transaction".

        You have requested our opinion as to the fairness, from a financial point of view, to AMG and to the stockholders of AMG of the consideration to be paid to AMG pursuant to the Agreement. Delaney Locke & Thorpe (DLT), as part of its accounting business, is continually engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions. We have been engaged to act as financial advisors to AMG's board of directors in connection with the Transaction and to advise the board of directors as to the fairness of the Transaction. We have not participated in the negotiations leading to the Agreement. We have not been engaged by AMG to solicit third party indications of interest for the sale of all or any part of AML.

        In connection with formulating our opinion, we have, among other things:

(a)
reviewed the Agreement dated 16 June 2003;

(b)
reviewed the audited financial statements of AML for the 13 month period ended 30 November 2000, the years ended 30 November 2001 and 2002, and unaudited management accounts for the three months ended 28 February 2003;

(c)
we endeavored to compare the financial performance and trading activity of AML with certain other companies in their sector but without any success; and

(d)
performed such other analyses and enquiries and considered such other factors which we have deemed appropriate.

        We have relied upon the representations of respective management and assumed, without independent verification, that the financial statements and information provided to us have been reasonably prepared and that there has been no material change in the assets, financial condition and business prospects of AML since the date of the most recent financial statements made available to us. We have assumed that the final form of the Agreement (including the exhibits thereto) will not vary in any respect that is material to our analysis from the last draft reviewed by us and that the Transaction will be consummated in accordance with the terms set forth in such draft.

        We have not independently verified the accuracy and completeness of the financial and other information supplied to us or publicly available and do not assume any responsibility with respect to it. We have relied upon the board of AMG with respect to interpretations of the provisions contained in the constituent documents and related agreements between AMG and AML. We have not made any

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independent appraisal of any of the properties or assets of AML, or conducted any independent enquiry or investigation with respect to AML or the Transaction. This opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter, and we assume no responsibility to update or revise our opinion based on circumstances or events occurring after the date hereof.

        As you are aware, DLT has acted as a financial advisor to AMG in connection with the Transaction and will receive a fee for such services, all of which fee will be received in connection with the delivery of this opinion. In addition, AMG has agreed to indemnify us for certain liabilities arising out of our engagement. We, in the ordinary course of business, have from time to time provided, and in the future may continue to provide financial advisory and other related services to AMG and/or its affiliates, as the case may be, for which we have or will receive fees.

        This opinion is furnished solely for the benefit of the board of directors of AMG and may not be otherwise produced, except that this opinion may be included in it's entirety in any filing made by AMG in respect of the Transaction with the Securities and Exchange Commission and, subject to our prior review and consent, referred to therein. In addition, this opinion does not in any manner address the prices at which AML stock or AMG stock will trade following consummation of the Transaction and DLT expresses no opinion or recommendation as to how the shareholders of AMG should vote at the shareholders meeting held in connection with this Transaction. This opinion is delivered to the board of directors of AMG subject to the conditions, scope of engagement, limitations and understanding set forth in this opinion and our engagement letter dated 03 June 2003, and subject to the understanding that the obligations of DLT in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of DLT shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of any recipient of this opinion. AMG has also agreed to indemnify DLT for certain liabilities that may arise out of rendering this opinion.

        As of the date hereof, subject to the foregoing, and based upon such other matters as we deemed relevant, it is our opinion that the consideration to be paid by Mr. Tom Lane for and on behalf of Tom Lane Investment Group pursuant to the Agreement is fair to AMG and its stockholders from a financial point of view.

Yours faithfully,
DELANEY LOCKE & THORPE
Chartered Accountants & Registered Auditor

B-2

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INFORMATION STATEMENT
SUMMARY SHEET
INFORMATION ABOUT THE KEY PARTIES TO THE ACTION
INFORMATION ABOUT THE KEY TERMS OF THE ACTION
INFORMATION ABOUT THE KEY REASONS FOR AND ANTICIPATED IMPACTS OF THE ACTION
INFORMATION ABOUT APPROVALS OF THE ACTION
FINANCIAL INFORMATION
OTHER INFORMATION
  EXHIBIT A
PRO FORMA FINANCIAL DATA
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Notes to Pro Forma Condensed Consolidated Financial Statements
  EXHIBIT B